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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION
                                       OF
                     WILSHIRE FINANCIAL SERVICES GROUP INC.

     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

     FIRST.  The name of the corporation is Wilshire Financial Services Group
Inc.

     SECOND. The address of the corporation's registered office in the state of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is the Corporation Service Company.

     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The total number of shares of all classes of stock which the corporation has the authority to issue is sixty million (60,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, par value $.01 per share, which Preferred Stock shall have such designations, powers, preferences and rights as may be authorized by the Board of Directors from time to time.

     The Board of Directors is hereby authorized, subject to the provisions contained in this Article FOURTH, to issue the Preferred Stock from time to time in one or more series, which Preferred Stock shall be preferred to the Common Stock as to dividends and distribution of assets of the corporation upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, as hereinafter provided, and shall have such designations as may be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. In such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is hereby expressly authorized and empowered to fix the number of shares constituting such series and to fix the designations and any of the preferences, powers or rights of the shares of the series so established to the full extent allowable by law. Such authorization in the Board of Directors shall expressly include the authority to fix and determine the designations, preferences, powers or rights of such shares in all respects including, without limitation, the following:

     (1) The number of shares in and the distinguishing designation of that series;

     (2) Whether shares of the series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;
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     (3) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

     (4) Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

     (5) The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

     (6) The rights of shares of that series in the event of voluntary or involuntary dissolution of the corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

     (7) Any other rights, preferences and limitations of that series that are permitted by law to vary.

                                  COMMON STOCK
                                  ------------

     Section 1.  Voting Rights.  The holders of shares of Common Stock shall be
     ---------   -------------
entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the corporation, subject in all cases to the rights of the Preferred Stock, if any.

     Section 2.  Dividends.  Subject to the rights of the Preferred Stock, if
     ---------   ---------
any, dividends may be paid on the Common Stock as and when declared by the Board of Directors.

     Section 3.  Liquidation Rights.  Subject to the prior and superior right of
     ---------   ------------------
the Preferred Stock, if any, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed in accordance with the provisions of this Certificate of Incorporation, as it may from time to time be amended or supplemented, including without limitation any supplement effected pursuant to a certificate of designations, acting forth such prior and superior rights. Such funds shall be paid to the holders of Common Stock pro rata on the basis of the number of shares of Common Stock held by each of them.

     Section 4.  Merger, Consolidation, Sale of Assets.  Subject to the prior
     ---------   -------------------------------------
and superior rights of the Preferred Stock, if any, in the event of any merger or consolidation of the corporation with or into another corporation in which the corporation shall not survive, or the sale or transfer of all of the substantially all of the assets of the corporation to another entity, or a merger or consolidation in which the corporation shall be the surviving entity but its Common Stock is exchanged for

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stock, securities or property of another entity, the holders of Common Stock shall be entitled to receive all cash, securities and other property received by the Corporation pro rata on the basis of the number of shares of Common Stock held by each of them.

     Section 5.  Residual Rights.  All rights accruing to the outstanding shares
     ---------   ---------------
of the Corporation not expressly provided for to the contrary in this Certificate of Incorporation, as it may from time to time be amended or supplemented, including without limitation any supplement effected pursuant to a certificate of designations, shall be vested in the Common Stock.

     FIFTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

     SIXTH. In furtherance, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

     SEVENTH. A director of the corporation can be removed only with cause, and then only if such removal is approved by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. No amendment of the bylaws of the corporation shall have the effect of shortening the term of any incumbent director. The provisions set forth in this Article may not be amended, altered, changed or repealed in any respect, nor may any provision be adopted which is inconsistent with this Article unless such action is approved by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter.

     EIGHTH. No director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     NINTH. The corporation shall indemnify to the fullest extent not prohibited by law any current or former director or officer of the corporation and may indemnify to the fullest extent not prohibited by law any current or former employee or agent of the corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan

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of the corporation, or serves or served at the request of the corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer and may pay for or reimburse the reasonable expenses incurred by any such current or former employee or agent in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to Indemnification under this Article and
(ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

     TENTH. The incorporator of the corporation is Steven Hull, whose mailing address is, Stoel Rives, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204.

     ELEVENTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as the initial director of the corporation until the first annual meeting of stockholders of the corporation, or until his successor is elected and qualified, is Andrew Weiderhorn, 1776 SW Madison St., Portland, OR 97205.

     The undesigned incorporator for purposes of forming a corporation under the laws of the State of Delaware, makes, files and records this Certificate and acknowledges that the foregoing certificate of incorporation is his act and deed on this 25th day of October, 1996.

                                    /s/
                                    ----------------------------------
                                    Steven Hull
                                    Incorporator

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